Exhibit 99.1

BTCS Provides Q2 2021 Update

Q2 revenue up 425% sequentially over Q1 2021

Fair market value (“FMV”) of digital assets up 2,013% Year-over-Year (“YoY”)

Silver Spring, MD – (Globe Newswire – August 9, 2021) – BTCS Inc. (OTCQB: BTCS) (“BTCS” or the “Company”), a blockchain technology focused company, today announced its results for the second quarter ended June 30, 2021.

Second Quarter Fiscal 2021 Financial Highlights

●	Total revenue was $380,499 in Q2 2021, an increase of 425% compared to Q1 2021
●	Digital asset holdings had a FMV of approximately $21.5 million as of June 30, 2021, an increase of 449% compared to December 31, 2020 and an increase of 2,013% YoY
●	Stockholders’ equity increased to $13.0 million as of June 30, 2021, an increase of 1,146% compared to December 31, 2020
●	Cash balance increased to $2.9 million, as of June 30, 2021, an increase of 456% compared to December 31, 2020

Recent Company Highlights

●	Litecoin founder, Charlie Lee, and long-standing blockchain attorney, Carol Van Cleef, appointed as independent directors
●	Veteran finance executive & cryptocurrency specialist, Andrew Lee, appointed as Chief Financial Officer

Expanding Blockchain Infrastructure Operations

Blockchain protocols utilizing Proof-of-Stake (“PoS”) consensus algorithms are environmentally-friendly alternatives to Proof-of-Work (“PoW”) consensus mechanisms used predominantly by Bitcoin. Through its blockchain infrastructure platform BTCS secures PoS blockchain networks by processing and validating transactions on those chains.

BTCS continued its expansion with the second quarter launch of a new stake pool on Cardano, a decentralized PoS blockchain launched by Ethereum co-founder, Charles Hoskinson. BTCS deployed and is operating its own Cardano network node with a set amount of Cardano tokens (“ADA”).

BTCS has completed the technical work and testing required to begin securing additional blockchain networks.

BTCS’ blockchain infrastructure platform represents a high profit margin component of the Company’s business model. BTCS plans to expand this part of the business by identifying and securing additional disruptive blockchain protocols, along with continuing development of its Staking-as-a-Service (“SaaS”) product offering.

Digital Asset Update

Establishing positions in key digital assets is a core part of the Company’s business plan. Through timely purchases of Bitcoin, Ethereum, and other cryptocurrencies, BTCS has substantially grown its digital assets over the last year. As of June 30, 2021, the FMV of the Company’s digital asset holdings increased 2,013% YoY to $21.5 million. As of August 5, 2021, the Company’s digital asset holdings had a FMV of approximately $26.5 million.

One of our focuses is on innovative blockchain protocols, such as a Polkadot and Solana. Nearly 500 projects are being built on Polkadot currently, while there is $1.8 billion in Total Value Locked (“TVL”) in the Solana Decentralized Finance (“DeFi”) ecosystem. Actively monitoring fundamental and technical developments helps us navigate our holdings.

Management Commentary

“As we build on our recent successes and prepare to up-list the Company to a senior exchange, we took key steps in the second quarter to strengthen our board and management team,” stated Charles Allen, Chief Executive Officer of BTCS.

“We will continue to selectively grow our digital holdings, while also capitalize on opportunities to realize gains as they become available. Our blockchain infrastructure operations, initially launched in the first quarter, are expected to be a key revenue driver moving forward. Lastly, development of our proprietary data analytics platform is progressing well – in the coming quarter, we will extend private beta invites to test out the platform.”

Mr. Allen concluded, “On behalf of our management team, I want to personally thank our shareholders for their continued support. I look forward to sharing more of our successes in the coming weeks and months.”

About BTCS:

BTCS is an early mover in the blockchain and digital currency ecosystem, and the first “Pure Play” U.S. publicly traded company focused on blockchain infrastructure and technology. Through its blockchain infrastructure operations, the Company secures Proof-of-Stake blockchains by actively processing and validating blockchain transactions and is rewarded with native digital tokens. The Company is developing a proprietary Staking-as-a-Service platform to allow users to stake and delegate supported cryptocurrencies through a non-custodial platform. The Company is also developing a proprietary digital asset data analytics platform that allows users to consolidate their crypto trades from multiple exchanges onto a single platform, enabling users to view and analyze their performance, risk metrics, and potential tax implications. The Company employs a digital asset treasury strategy with a primary focus on disruptive non-security protocol layer assets. For more information visit: www.btcs.com.

Forward-Looking Statements:

Certain statements in this press release, constitute “forward-looking statements” within the meaning of the federal securities laws including statements regarding our belief regarding the potential revenue and gross margins from our transaction verification services business, our plans for our transaction verification services business, revenue potential and growth, and plans for a staking-as-a-service platform. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation the rewards and costs associated with validating transactions on proof-of-stake blockchains, significant decrease in value of our digital assets and rewards while locked up, loss or theft of the private withdrawal keys resulting in the complete loss of digital assets and reward, as well as risks set forth in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2020. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations:

Dave Gentry

RedChip Companies, Inc.

Phone: (407) 491-4498

dave@redchip.com